EXHIBIT 99.1

PRESS RELEASE

Media:	Investors:
Catharine Bower	Michelle Debkowski
610.369.6618	610.369.6461
csbower@natpennbank.com	mhdebkowski@natpennbank.com

NATIONAL PENN BANCSHARES, INC. AND KNBT BANCORP, INC. COMPLETE MERGER

BOYERTOWN, Pa., February 1, 2008 –  National Penn Bancshares, Inc. (Nasdaq: NPBC) today announced that it has completed the merger of KNBT Bancorp, Inc. with and into National Penn Bancshares, Inc.  The merger is effective today at 5 p.m.  In addition, KNBT’s banking subsidiary, Keystone Nazareth Bank & Trust Company, is being merged into National Penn’s banking subsidiary, National Penn Bank, effective February 2, 2008.  National Penn and National Penn Bank remain headquartered in Boyertown, Pennsylvania.

As a result of the National Penn/KNBT merger, each share of KNBT common stock has been converted into the right to receive 1.03 shares of National Penn common stock.  Based on this exchange ratio National Penn and KNBT shareholders immediately prior to the merger will own approximately 65% and 35% of the combined company, respectively, after the merger is complete.

“We believe that the timing is right for the merger of two such similarly-focused organizations,” said National Penn President and CEO Glenn E. Moyer. “Despite growing challenges for our industry, National Penn has reported record earnings.  With our new partnership with KNBT, we will work toward continued strong performance by creating an organization that is even more efficient and customer-focused than each of our individual companies was before.”

With the completion of the merger, National Penn is the 5th largest Pennsylvania-based bank holding company, with approximately $8.9 billion in assets and 140 offices in Pennsylvania, Maryland and Delaware. As a division of National Penn Bank, KNBT will retain its name in the six Pennsylvania counties where KNBT currently operates – Lehigh, Northampton, Carbon, Luzerne, Schuylkill and Monroe counties - and National Penn community offices in Lehigh and Northampton counties will be rebranded under the KNBT name.

“Our two companies have invested a great deal of time over the past several months preparing for the integration of this merger, and we look forward to implementing our plan,” said Scott V. Fainor, the former CEO of KNBT, who is now senior executive vice president and chief operating officer of National Penn Bancshares, Inc., and president and CEO of National Penn Bank. “We also look forward to demonstrating to our customers and communities that we are the premier financial services company in the region,” Fainor added.

National Penn was represented on the transaction by the law firm of Reed Smith LLP and received a fairness opinion from the investment banking firm of Janney Montgomery Scott LLC.  KNBT was represented by the law firm of Elias, Matz, Tiernan & Herrick LLP and received a fairness opinion from the investment banking firm of Sandler O’Neill + Partners.

About National Penn Bancshares, Inc.

National Penn Bancshares, Inc. is a $8.9 billion asset financial services company operating 137 community offices in Pennsylvania through National Penn Bank and its KNBT, FirstService Bank, HomeTowne Heritage Bank, Nittany Bank,  and Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland.

National Penn also has two offices in Delaware through its wholly-owned subsidiary, Christiana Bank & Trust Company. Christiana Corporate Services, Inc., a wholly owned subsidiary of Christiana, provides commercial domicile and agency services in Delaware. Monarch Management Services LLC, wholly owned by Christiana Corporate Services, Inc., provides commercial domicile services in Delaware. Christiana Trust Company LLC, a Nevada non-depository trust company, wholly owned by Christiana, provides commercial domicile and trust services in Nevada.

National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L. L. C.; National Penn Insurance Agency, Inc.;  and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

Cautionary Statement Regarding Forward-Looking Information

This release contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn Bancshares and its subsidiaries. National Penn Bancshares cautions readers not to place undue reliance on these statements.

National Penn Bancshares' business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of National Penn's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from announced transactions, and resulting difficulties in maintaining relationships with customers and employees; and challenges in establishing and maintaining operations in new markets. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in National Penn Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in other documents filed by National Penn Bancshares after the date thereof.  National Penn Bancshares makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.